EXHIBIT 15.2


INDEPENDENT ACCOUNTANTS' AWARENESS LETTER


August 5, 2004

Public Service Company of New Mexico
Albuquerque, New Mexico

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Public Service Company of New Mexico and subsidiaries for the periods ended June 30, 2004 and 2003, as indicated in our report dated August 4, 2004 (which report includes explanatory paragraphs related to the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, effective January 1, 2003 and the change in actuarial valuation measurement date for the pension plan and other post-retirement benefit plans from September 30 to December 31 during 2003); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, is incorporated by reference in Registration Statement Nos. 333-53367 and 333-106079 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche LLP

San Francisco, California